PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	AUGUST 30, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DANIEL B. WOLFE

TEL. NO. (212) 582-0900

Harris & Harris Group Notes Metabolon Financing

Harris & Harris Group, Inc. (NASDAQ: TINY) notes that Metabolon, Inc. announced it has successfully raised $13.1 million in a Series D round of financing.  New investor, Keating Capital, Inc., joined existing investors, Harris & Harris Group, Sevin Rosen Funds, Aurora Funds, Syngenta Ventures, Fletcher Spaght and Fulcrum Financial Partners in the round. The proceeds from this financing are expected to support further growth of the company’s global biochemical profiling services and ongoing development of its oncology diagnostic product portfolio.  Harris & Harris Group participated in the Series D financing with an investment of $1.5 million.  This investment brings Harris & Harris Group's total investment at cost in Metabolon to $6 million.  Metabolon's press release may be accessed at http://www.metabolon.com/news/PressReleases.aspx?year=2011&open=082911#082911_span.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The references to the websites www.HHVC.com and www.metabolon.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.  Harris & Harris Group is not responsible for the content of third party websites.